Exhibit 3.11
CERTIFICATE OF FORMATION
OF
CVG EUROPEAN HOLDINGS, LLC
     1.   The name of the limited liability company is CVG European Holdings, LLC.
     2.   The name and address of its registered office in the State of Delaware is:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, County of New Castle
     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of CVG European Holdings, LLC this 23rd day of October, 2006.

/s/ Stephen C. Barsotti
Stephen C. Barsotti
Authorized Representative